Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control in the Annual Report on Form 10-K of Oak Hill Financial, Inc. for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Oak Hill Financial, Inc. on Forms S-8, File Nos. 333-116863, 333-45690, 333-81167 and 333-27481.

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 15, 2007